Exhibit 99

	3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC QUADRUPLES FISCAL 2008 FOURTH QUARTER

NET EARNINGS OVER YEAR-AGO QUARTER

Operating Earnings Grew 228% to $1.2 Billion

HIGHLIGHTS

The Mosaic Company reported outstanding financial results, including net earnings of $862.5 million, or $1.93 per diluted share (“per share”), for the fourth quarter ended May 31, 2008, an increase of $659.9 million or over four fold compared to the same period a year ago. Fourth quarter results and other recent noteworthy events included the following:

•	Operating earnings of $1.2 billion, or 34.0% of net sales, up from $359.8 million, or 21.4% of net sales last year.

•	The average diammonium phosphate (DAP) selling price was $754 per tonne, which was substantially higher than the third quarter fiscal 2008 and fourth quarter fiscal 2007 selling prices.

•	The average muriate of potash (MOP) selling price was $335 per tonne, which was substantially higher than the third quarter fiscal 2008 and fourth quarter fiscal 2007 selling prices.

•	Cash flow from operating activities was $1.0 billion for the fourth quarter of fiscal 2008 compared to $253.5 million last year.

•	A tax benefit of $24.1 million, or $.05 per share, primarily related to a reduction of the valuation allowance on non-U.S. deferred tax assets.

•	Return on invested capital of 30.2% for fiscal 2008 compared with 8.0% for fiscal 2007.

•	Mosaic achieved its goal of investment grade ratings on its outstanding senior notes in early June 2008.

PLYMOUTH, MN, July 28, 2008 – The Mosaic Company (NYSE: MOS) announced today net earnings of $862.5 million, or $1.93 per share, for the fourth quarter ended May 31, 2008. These results compare with net earnings of $202.6 million, or $0.46 per share, for the quarter ended May 31, 2007. Net earnings for Mosaic’s fiscal year ended, May 31, 2008, were $2.1 billion, or $4.67 per share, compared with $419.7 million, or $0.95 per share, in fiscal 2007.

Net sales in the fourth quarter of fiscal 2008 were $3.5 billion, an increase of $1.8 billion, or nearly double the amount posted in the same period a year ago.

Mosaic’s gross margin for the fiscal 2008 fourth quarter was $1.3 billion, or 37.1% of net sales, compared with $456.2 million, or 27.1% of net sales, a year ago. Fourth quarter operating earnings were $1.2 billion, compared with $359.8 million for the fourth quarter in fiscal 2007. Financial performance continued to benefit from strong agricultural fundamentals and customer demand that drove significant increases in selling prices. Mosaic also had effective operational performance and the Offshore segment results benefited from positioning of lower cost inventories. These positive factors were partially offset by significantly increased Canadian resource taxes and royalties in the Potash segment, and by higher raw material costs for sulfur and ammonia in the Phosphates segment.

“We delivered outstanding financial results by every measure and in every segment during fiscal 2008 and intend to build upon these results in fiscal 2009,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “The fundamental driver of our business — the need for more food -— continues unabated. Through balanced application of crop nutrients, farmers increase yields and help produce more food for people around the world.”

Phosphates

Net sales in the Phosphates segment were $2.0 billion for the fourth quarter, which more than doubled net sales of $959.7 million a year ago. Phosphates’ fourth quarter gross margin was $851.6 million, or 41.8% of net sales, compared with $266.9 million, or 27.8% of net sales, for the same period a year ago. Operating earnings were $797.4 million compared with $234.3 million for the same period last year. Operating earnings growth in the fourth quarter of fiscal 2008 was driven by significant increases in selling prices and a 5% increase in sales volumes to 2.4 million tonnes. These positive factors were partially offset by higher sulfur and ammonia raw material costs.

The average fourth quarter DAP price, FOB plant, was $754 per tonne, which is a $416 per tonne increase compared with a year ago and a $267 per tonne increase compared with the third quarter of fiscal 2008. Realized prices at the end of the fiscal 2008 fourth quarter were significantly higher than the average for the quarter and continue to rise, as do raw material costs.

Potash

Net sales in the Potash segment totaled $860.5 million for the fourth quarter, an increase of 74.2% compared with a year ago. The Potash segment’s gross margin increased to $342.4 million in the fourth quarter, or 39.8% of net sales, compared with $174.8 million a year ago, or 35.4% of net sales. Operating earnings were $331.3 million during the fourth quarter, an increase of $169.1 million, or double compared to the same period last year. The increase in operating earnings was primarily a result of the higher selling prices. This increase was partially offset by significantly higher Canadian resource taxes and royalties, the impact of a 4% decrease in sales volumes and a stronger Canadian dollar on operational costs.

The average fourth quarter MOP price, FOB plant, was $335 per tonne, which is a $181 per tonne increase compared with a year ago and a $114 per tonne increase compared with the third quarter of fiscal 2008. Realized prices at the end of the fiscal 2008 fourth quarter were significantly higher than the average for the quarter and continue to rise.

The Potash segment’s total sales volume of 2.4 million tonnes was at the high end of Mosaic’s guidance range for the fourth quarter and compares with last year’s fourth quarter volume of 2.5 million tonnes. The reduction in sales volume compared with the year-ago quarter was primarily due to the lack of sufficient inventory to fully meet customer demand.

Offshore

The Offshore segment’s net sales totaled $695.0 million during the fourth quarter, an increase of $386.1 million or up 125% compared to the same period a year ago. This increase was mainly due to higher selling prices. Gross margin increased to $133.5 million in the fourth quarter, or 19.2% of net sales, compared to $30.3 million, or 9.8% of net sales, for the same period a year ago. Offshore operating earnings of $101.5 million were the result of higher selling prices and the benefit from the positioning of lower cost inventories in a period of rising selling prices.

Other

Selling, general, and administrative expenses (SG&A) were $96.2 million in the fourth quarter, or 2.8% of net sales, compared to $95.9 million last year or 5.7% of net sales.

A foreign currency transaction gain of $12.8 million was recorded for the fourth quarter compared to a loss of $53.5 million for the same period a year ago. The gain in the fourth quarter of fiscal 2008 is primarily the result of the effect of a strengthening Canadian dollar on significant U.S. dollar denominated intercompany receivables, intercompany loan receivables, and cash held by our Canadian affiliates.

Income tax expense was $354.0 million in the fourth quarter resulting in an effective tax rate of 29.9% compared to $85.3 million, or an effective tax rate of 31.3% last year. The lower effective rate in fiscal 2008 compared with fiscal 2007 was primarily as a result of the reduction of the valuation allowance on certain non-U.S. deferred tax assets.

Total equity earnings in non-consolidated subsidiaries were $35.8 million in the fourth quarter, compared with $16.5 million for the same period a year ago. Mosaic’s equity earnings in Saskferco Products Inc. increased to $21.4 million for the fourth quarter from $11.0 million for the same period last year, primarily the result of higher nitrogen selling prices. Equity earnings in Fosfertil S.A. were $12.3 million for the fourth quarter compared to $4.1 million for the same period last year, reflecting strong phosphate industry fundamentals.

Mosaic ended the fourth quarter with $2.0 billion in cash and cash equivalents. Cash flow from operating activities in the fourth quarter of fiscal 2008 was $1.0 billion, up significantly from $253.5 million a year ago. Mosaic’s total debt as of May 31, 2008 was $1.6 billion compared to $2.4 billion as of May 31, 2007, resulting in a debt-to-EBITDA ratio of 0.5 for fiscal 2008, an improvement from 2.3 a year ago.

Full Year Results

For the fiscal year ended May 31, 2008, net sales were $9.8 billion, an increase of 70.0% compared with last year. Fiscal 2008 operating earnings were $2.8 billion compared with $616.3 million for the same period a year ago. Fiscal 2008 net earnings were $2.1 billion, or $4.67 per diluted share, compared to $419.7 million, or $0.95 per share, for fiscal 2007. SG&A expenses were $323.8 million compared with $309.8 million for the same period in fiscal 2007. A foreign currency transaction loss of $57.5 million was recorded for fiscal 2008, compared to a loss of $8.6 million for the same period a year ago. Equity earnings in non-consolidated entities increased year-to-date to $124.0 million from $41.3 million last year. Cash flow from operating activities was $2.5 billion compared with $707.9 million from the previous year.

Outlook

Global demand for crop nutrients today is growing at double the rate of the last 10 years. Forecasts released by the International Fertilizer Industry Association in May 2008 indicate that demand is growing at a compound annual rate of 4.2% since 2006. This rate is more than double the rate of 1.7% from 1995 through 2005. Phosphate demand growth has accelerated from 1.9% to 3.8% per year and potash demand growth has increased from 2.3% to 4.9% per year between these same two periods.

Global grain and oilseed stocks remain at low levels despite record crops in 2007 and 2008. The latest USDA statistics released on July 11, 2008 show that inventories of the sixteen leading grain and oilseed crops will increase a measly 4.4 million tonnes this year and stocks as a percentage of use will decline to the lowest level since the early 1970s. The supply response to high agricultural commodity prices during the last two growing seasons was good, but clearly not good enough to reverse the unsustainable trend in global grain and oilseed stocks.

Increasing yields is a key to meeting the world’s accelerating demands for food and fuel. Yields today are growing at the slowest rates in 35 years. For example, from 1970 to 1990, the average world wheat yield grew at a compound annual rate of 2.6 percent. This rate slowed to 1.1 percent during the 1990s and has slowed further to 0.7 percent during this decade. The trends are similar for corn, rice and soybeans. The proper use of crop nutrients can boost yields per acre by as much as a third. Yet, many essential crop nutrients have not been utilized adequately, particularly in developing countries. Improved application rates in these regions could boost production.

“We believe crop nutrients are now more essential than ever. They play a critical role in optimizing crop yields, helping meet the world’s surging demand for food, feed, fiber and fuel,” said Jim Prokopanko. “We are committed to doing our part in producing and supplying crop nutrients, fulfilling our mission to help the world grow the food it needs, and believe our improved financial flexibility provides us many options for our future growth.”

Financial Guidance – Fiscal 2009

Sales volumes for the Phosphates segment are expected to range from 9.0 to 9.4 million tonnes for fiscal 2009. This increase is contingent upon sourcing an adequate supply of sulfur, operating mine and plant sites at high operating rates, and restarting certain previously indefinitely closed phosphoric and sulfuric acid production in the second half of the fiscal year. The restart of this phosphoric and sulfuric acid production will permit Mosaic to utilize excess granulation capacity at one of its existing plants.

Potash segment sales volumes are expected to range from 8.2 to 8.6 million tonnes in fiscal 2009. Previously announced potash capacity expansion projects will be underway in fiscal 2009; however, production from the first of the expansions will not come online until fiscal 2010. This volume estimate assumes, among other things, operating the potash facilities at high operating rates and continued successful management of the brine inflow at the Esterhazy mine. Mosaic is beginning fiscal 2009 with extremely low inventory levels, especially in Potash, compared with the inventory levels a year earlier. This will make it difficult to achieve increased sales volumes in fiscal 2009.

Mosaic’s realized DAP price, FOB plant, for the first quarter of fiscal 2009 is estimated to be $1,020 to $1,080 per tonne. Partially offsetting the benefit of these higher projected prices will be higher raw material costs, principally ammonia and sulfur. Mosaic’s first quarter fiscal 2009 average realized MOP price, FOB plant, is estimated to be $460 to $510 per tonne. Partially offsetting the benefit of these higher projected selling prices will be higher Canadian resource taxes and royalties. Both estimates assume farmer economics remain robust and that management has accurately estimated the mix of forward versus spot sales.

Canadian resource taxes and royalties for fiscal 2009 are estimated to range from $700 million to $1 billion due to the expected increases in the Potash segment’s profitability and product selling prices. Management’s estimate of the resource tax and royalties requires management to make significant assumptions about a number of matters, primarily projected selling prices and volumes, capital spending and foreign currency exchange rates. Canadian resource taxes and royalties are included as a component of cost of goods sold. These taxes and royalties approximated $361.8 million in fiscal 2008 and $154.1 million in fiscal 2007.

Capital spending for fiscal 2009 will grow significantly to a range of $900 million to $1.1 billion. Mosaic will undertake high return capital projects as well as invest substantial funds to ensure that existing plants and mines operate at peak levels. These projects include Mosaic’s major multi-year potash capacity expansions and phosphate capacity expansions and cost reduction initiatives.

SG&A is estimated to range from $360 million to $390 million in fiscal 2009 and the effective income tax rate is estimated in the low to mid 30% range for the year.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, July 29, 2008 at 11:00 a.m. EDT to discuss fourth quarter and fiscal year-end earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-679-8038 and the passcode is 34093867. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material, energy and transportation markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks; changes in government policy, including but not limited to governmental activities to address rising food and crop nutrient prices; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Consolidated Statements of Operations

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended May 31		Year ended May 31
	2008	2007	2008	2007
Net sales	$3,466.7	$1,684.4	$9,812.6	$5,773.7
Cost of goods sold	2,179.0	1,228.2	6,652.1	4,847.6

Gross margin	1,287.7	456.2	3,160.5	926.1

Selling, general and administrative expenses	96.2	95.9	323.8	309.8
Restructuring and other charges	8.8	(1.7)	18.3	(2.1)
Other operating expenses	2.6	2.2	11.7	2.1

Operating earnings	1,180.1	359.8	2,806.7	616.3
Interest expense, net	6.3	30.1	90.5	149.6
Foreign currency transaction (gain) loss	(12.8)	53.5	57.5	8.6
(Gain) loss on extinguishment of debt	—	(0.7)	2.6	(34.6)
Other (income) expenses	4.0	4.5	(26.3)	(13.0)

Earnings from consolidated companies before income taxes	1,182.6	272.4	2,682.4	505.7
Provision for income taxes	354.0	85.3	714.9	123.4

Earnings from consolidated companies	828.6	187.1	1,967.5	382.3
Equity in net earnings of nonconsolidated companies	35.8	16.5	124.0	41.3
Minority interests in net earnings of consolidated companies	(1.9)	(1.0)	(8.7)	(3.9)

Net earnings	$862.5	$202.6	$2,082.8	$419.7

Diluted earnings per share	$1.93	$0.46	$4.67	$0.95

Diluted weighted average number of shares outstanding	446.5	443.2	445.7	440.3

Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended May 31		Favorable/ (Unfavorable)		Year ended May 31		Favorable/ (Unfavorable)
	2008	2007	Amount	%	2008	2007	Amount	%
Net sales:
Phosphates	$2,035.1 (c)	$959.7 (c)	$1,075.4	112%	$5,706.2 (c)	$3,203.9 (c)	$2,502.3	78%
Potash	860.5	494.0	366.5	74%	2,251.2	1,478.9	772.3	52%
Offshore	695.0	308.9	386.1	125%	2,223.8	1,355.6	868.2	64%
Corporate/Other (a) (b)	(123.9)	(78.2)	(45.7)	58%	(368.6)	(264.7)	(103.9)	(39)%

	$3,466.7 (c)	$1,684.4 (c)	$1,782.3	106%	$9,812.6 (c)	$5,773.7 (c)	$4,038.9	70%

Gross margin:
Phosphates	$851.6	$266.9	$584.7	219%	$2,081.1	$431.7	$1,649.4	382%
Potash	342.4	174.8	167.6	96%	853.3	413.9	439.4	106%
Offshore	133.5	30.3	103.2	341%	277.9	78.7	199.2	253%
Corporate/Other (a) (b)	(39.8)	(15.8)	(24.0)	152%	(51.8)	1.8	(53.6)	NM

	$1,287.7	$456.2	$831.5	182%	$3,160.5	$926.1	$2,234.4	241%

Operating earnings (loss):
Phosphates	$797.4	$234.3	$563.1	240%	$1,897.1	$311.2	$1,585.9	510%
Potash	331.3	162.2	169.1	104%	798.6	368.2	430.4	117%
Offshore	101.5	7.3	94.2	1290%	175.4	(1.0)	176.4	NM
Corporate/Other (a) (b)	(50.1)	(44.0)	(6.1)	14%	(64.4)	(62.1)	(2.3)	(4)%

	$1,180.1	$359.8	$820.3	228%	$2,806.7	$616.3	$2,190.4	355%

(a)	Includes elimination of intercompany sales.
(b)	We have eliminated the Nitrogen business as a separate reportable segment. The results of the Nitrogen business are now included as part of the Corporate, Eliminations and Other. Accordingly, the prior period comparable results have been updated to reflect our Nitrogen business as a part of the Corporate, Eliminations and Other for comparability purposes.
(c)	Includes PhosChem sales for its non-Mosaic members of $140.6 million and $86.3 million for the three months ended May 31, 2008 and 2007, and $491.7 million and $376.1 million for the fiscal years ended May 31, 2008 and 2007, respectively, PhosChem is a consolidated subsidiary of Mosaic.

The Mosaic Company	Key Statistics (unaudited)

		Three months ended May 31		Favorable/ (Unfavorable)		Year ended May 31		Favorable/ (Unfavorable)
		2008	2007	Amount	%	2008	2007	Amount	%
	Sales volumes
	(000 metric tonnes):
	Phosphates (a)
Fertilizers:	North America	1,005	1,074	(69)	(6)%	3,732	2,856	876	31%
	International	1,135	972	163	17%	4,456	5,201	(745)	(14)%
	Phosphate Feeds	213	203	10	5%	896	845	51	6%

	Total	2,353	2,249	104	5%	9,084	8,902	182	2%
	Potash (b)
Fertilizers:	North America	950	1,129	(179)	(16)%	3,354	3,393	(39)	(1)%
	International	1,105	1,088	17	2%	4,151	3,596	555	15%
	Non agricultural	305	245	60	24%	1,058	918	140	15%

	Total (e)	2,360	2,462	(102)	(4)%	8,563	7,907	656	8%
	Average price per metric tonne:
	DAP (c)	$754	$338	$416	123%	$513	$264	$249	94%
	MOP (c)	335	154	181	118%	226	144	82	57%
	K-Mag (c)	186	129	57	44%	148	119	29	24%
	Average purchase price paid for key raw materials:
	Ammonia (metric ton) (Central Florida) (d)	$573	$375	$(198)	(53)%	$404	$331	$(73)	(22)%
	Sulfur (long ton)	389	57	(332)	(582)%	184	62	(122)	(197)%
	Canadian resource taxes and royalties (f)	$207	$52	$(155)	(296)%	$362	$154	$(208)	(136)%

(a)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for its non-Mosaic members.
(b)	Potash volumes exclude tonnes mined under a third party tolling arrangement.
(c)	FOB plant/mine
(d)	Delivered Tampa
(e)

Includes sales volumes (in thousands of metric tonnes) of 238 tonnes and 838 tonnes of K-Mag® for the three and twelve months ended May 31, 2008, respectively, and 228 tonnes and 735 tonnes of K-Mag® for the three and twelve months ended May 31, 2008, respectively.

(f)	Amounts in millions of U.S. dollars

The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

EBITDA Calculation

	Three months ended May 31 2008	Year ended May 31 2008	Three months ended May 31 2007	Year ended May 31 2007
	(dollars in millions)
Net earnings	$862.5	$2,082.8	$202.6	$419.7
Interest expense, net	6.3	90.5	30.1	149.6
Income taxes	354.0	714.9	85.3	123.4
Depreciation, depletion & amortization	104.5	358.1	93.9	329.4
Amortization of out-of-market contracts	(3.3)	(19.4)	(4.1)	(16.2)

EBITDA Calculation	$1,324.0	$3,226.9	$407.8	$1,005.9

Debt-to-EBITDA Ratio

	5/31/2008	5/31/2007
Total Debt	1,551.4	2,360.4

Trailing 12-month EBITDA	3,226.9	1,005.9

Total debt to EBITDA ratio	0.5	2.3

The Company has presented above EBITDA and the ratio of Debt-to-EBITDA, which are non-GAAP financial measures. Generally, non-GAAP financial measures are supplemental numerical measures of a company’s performance, financial position or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA and the Debt-to-EBITDA ratio are not measures of financial performance under GAAP. Because not all companies use identical calculations, our calculations of EBITDA and the Debt-to-EBITDA ratio may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA and the Debt-to-EBITDA ratio as presented in this press release are different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

EBITDA is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. The Debt-to-EBITDA ratio is frequently used by securities analysts, investors, lenders and others to evaluate companies’ financial risk and leverage. Because securities analysts, investors, lenders and others use EBITDA and the Debt-to-EBITDA ratio, Mosaic’s management believes that our presentation of these non-GAAP financial measures affords them greater transparency in assessing our financial performance and leverage. EBITDA and the Debt-to-EBITDA ratio should not be considered as a substitute for, nor superior to, measures of financial performance, financial risk or leverage prepared in accordance with GAAP.

The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

Return on Invested Capital

Our return on invested capital (“ROIC”) is a measure of value creation and how effectively we allocate capital in our core operations. We believe ROIC is a metric that is most closely correlated with stockholder value. We also use ROIC as part of our initial capital spending and potential acquisition review processes to ensure that each capital dollar spent achieves a certain hurdle rate of return.

There are limitations in the use of ROIC due to the subjective nature of items excluded by management in calculating ROIC. This non-GAAP measure is provided as supplemental information and should not be considered in lieu of the GAAP measures. Management uses ROIC to measure how effectively we are allocating capital, and therefore, management believes this information is useful to investors.

We define ROIC as follows:

•	Numerator (net operating profit after taxes):

+ Operating earnings

- Taxes at effective tax rate on operating earnings

+ Equity in net earnings of nonconsolidated companies

- Minority interest in consolidated companies

= Net operating profit after taxes

•	Denominator (average invested capital, trailing five point average):

+ Total Assets

Less Non-interest bearing liabilities:

        Accounts payable

        Trade accounts payable due to Cargill, Inc. and affiliates

        Cargill prepayments and accrued liabilities

        Accrued liabilities

        Deferred income tax liabilities - current

        Deferred income tax liabilities – noncurrent

        Other noncurrent liabilities

Total non-interest bearing liabilities

- Minority interest in consolidated companies

= Invested capital

ROIC:

Net operating profit after taxes / Average invested capital

We had ROIC of 30.2% and 8.0% for fiscal 2008 and 2007, respectively. The reconciliation to the most comparable U.S. GAAP measurements for the numerator and denominator are as follows (in millions and unaudited):

	Years ended May 31
	2008	2007
Operating earnings	$2,806.7	$616.3
- Taxes at effective tax rate on operating earnings (a)	749.4	150.4
+ Equity in net earnings of nonconsolidated companies	124.0	41.3
- Minority interest in consolidated subsidiaries	8.7	3.9

Net operating profit after taxes	$2,172.6	$503.3

(a)	Operating earnings	$2,806.7	$616.3
	Tax Rate	26.7%	24.4%

	Tax effect on operating earnings	$749.4	$150.4

	Average invested capital as of
	May 31	May 31
	2008	2007
Total assets	$10,118.2	$8,801.7
Less non-interest bearing liabilities:
Accounts payable	569.2	554.3
Trade accounts payable due to Cargill, Inc. and affiliates	12.6	29.4
Cargill prepayments and accrued liabilities	41.6	4.5
Accrued liabilities	610.3	265.9
Accrued income taxes	87.6	112.9
Deferred income tax liabilities – current	33.2	7.1
Deferred income tax liabilities – noncurrent	551.0	629.1
Other noncurrent liabilities	1,001.8	923.6

Total non-interest bearing liabilities	2,907.2	2,526.8
Less: Minority interest in consolidated subsidiaries	24.7	22.7

Invested capital	$7,186.4	$6,252.2

	Years ended
	May 31
	2008	2007
ROIC	30.2%	8.0%

We have presented above ROIC, which is a non-GAAP financial measure. Generally, non-GAAP financial measures are supplemental numerical measures of a company’s performance, financial position or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). ROIC is not a measure of financial performance under GAAP. Because not all companies use identical calculations, our calculation of ROIC may not be comparable to other similarly titled measures presented by other companies. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.